Exhibit 10.2

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made this 8th day of August, 2014 (the “Execution Date”) but is effective as of February 1, 2014, 2014 (the “Effective Date”), by and between Peter Holdings Pty Ltd, an Australian corporation (“Peter Holdings”), BioLargo, Inc., a Delaware corporation, having a principal place of business at 3500 W. Garry Ave., Santa Ana, California, (“BioLargo”), and InsulTech Manufacturing, LLC, an Arizona limited liability company d/b/a Clarion Water, having a principal place of business at 3530 W. Garry Ave., Santa Ana, California (“Licensee”). BioLargo and Peter Holdings are referred to herein collectively as “Licensor”, and Licensee and Licensor are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Licensor owns certain intellectual property comprising the “ISAN System”, including patents, trades secrets, trademarks, trade names, know-how, as well as working systems (as more particularly defined below as “Intellectual Property”), which Licensee desires to commercialize; and

WHEREAS, Licensor is willing to grant an exclusive license of such Intellectual Property, subject to the terms, conditions, limitations, and restrictions set forth in this Agreement.

NOW, THEREFORE, incorporating the foregoing recitals, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

1.	Definitions.

a.     Audit Period means the period up to and including 90 days after the end of each calendar year.

b.     Bankruptcy Act means Title 11 of the United States Code, as now or hereafter in effect or any successor statute.

c.     Effective Date means the date this Agreement became effective.

d.     Execution Date means the date this Agreement was entered into.

e.     Field of Use means any and all fields of commercial and non-commercial endeavor.

f.     Intellectual Property means the intellectual property related to the Isan System, including without limitation the Patents, and the Proprietary Property (as defined herein).

g.     Isan System means the automated iodine delivery system developed by Ioteq IP Pty Ltd of Australia, as may be improved or modified during the Term of this Agreement.

h.     License means the licensing of the rights to the Intellectual Property granted by Licensor to Licensee.

i.     Licensed Processes means any method, process, modality, procedure, practice, or course of action (i) covered by a claim of the Patents, or (ii) having technical content based upon, or otherwise derived from, the Intellectual Property.

j.     Licensed Products means any article, kit, equipment, system, method, apparatus or unit (i) covered by a claim of the Patents, or (ii) having technical content based upon, or otherwise derived from, the Intellectual Property.

k.     Net Sales Revenue means gross sales revenue received by Licensee from the sale, lease, or rental of Licensed Products and Licensed Processes, less any taxes, returns, allowances, discounts, freight and packaging costs, costs of consumables (such as iodine) and insurance when the same are actually paid or allowed. Net Sales Revenue does not include revenue generated pursuant to sublicense agreements or for any items, services, revenue sharing or other payments as related to the Isan System that are sold at or below their actual cost.

l.     Patents means those patents referenced on Exhibit A, “Schedule of Patents/Patent Application, Ioteq IP Pty Ltd February 2014”, as may be extended or modified from time-to-time during the term hereof, together with any additional patents that may be added to Exhibit A in accordance with the Agreement.

m.     Proprietary Property means the following property related to the Isan System, as provided by Licensor to Licensee, and the Patents:

i.     All proprietary knowledge, marketing and sales materials and information, potential customer lists and contact information, technical information, data, trade secrets, Confidential Information, computer software and licenses, formulae, designs and drawings (paper and CAD/CAM), quality control data, know-how, processes and instructions (whether secret or not), methods, inventions and other similar know-how or rights relating to or arising out of the Isan System or the Patents.

n.     Territory means world wide.

2.	Grant of License.

a.     In consideration of the license fee and royalties to be paid by Licensee hereunder, and subject to the other terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee as of the Effective Date the exclusive and non-terminable (except as otherwise expressly provided herein) license in the Field of Use in the Territory to use, exploit, develop and commercialize each and every element of the Intellectual Property, including without limitation (i) to make, have made, use, sell, offer for sale, license, and sublicense Licensed Products, (ii) to import and export Licensed Products, (iii) to practice Licensed Processes, (iv) to derive all economic benefit from all activities undertaken by Licensee with respect to the Intellectual Property, subject to the payments to Licensor specified herein, and (v) to conduct research, develop and make modifications and enhancements to the Intellectual Property, and to improve the Intellectual Property (provided, however, that Licensor may conduct research, develop and make modifications and enhancements to the Intellectual Property to improve the Intellectual Property in accordance with Section 2(d) below).

b.     Limitations. This grant of license rights is subject to the following limitations:

i.     The rights granted herein are granted only with respect to the Territory, in the Field of Use, and so long as this Agreement is in force and effect;

ii.     Subject to Section 10(a), no right or license is granted or implied to the Licensee or any person claiming through the Licensee under any patent or patent application other than those specifically identified as the Patents, as may be extended or modified from time-to-time during the term hereof;

iii.     Licensor reserves to itself all other intellectual property rights owned by it that are not expressly granted to Licensee by this Agreement; and

iv.     Except as provided in this Agreement, nothing herein will be construed to grant the Licensee the right to register or claim any trademark or trade name confusingly similar in sound, appearance or meaning to those registered by Licensor that are expressly disclosed in this Agreement.

c.     Isan Name. During the term of this Agreement, Licensor expressly grants the exclusive license to Licensee to use the words “Isan,” “Isan USA” and “Ioteq” in (i) its corporate name and in the name of any affiliated entities that Licensee may elect to form in connection with this License, (ii) the branding, marketing, sale and sublicensing of the Licensed Processes and/or Licensed Products, and (iii) in all other uses and applications as Licensee may deem to be appropriate in connection with this License. Unless otherwise agreed to by the Parties in writing, Licensor agrees not to use such words in any of its business operations during the term of this Agreement; provided, however, that Licensor may describe the Isan System and its technology (excluding any confidential information of Licensee) so long as the facts of this Agreement are clearly indicated. Licensee agrees to remove the word “Isan” and “Ioteq” from its corporate name upon the termination of this Agreement (if applicable), and assign any registered trademarks with the “Isan” or “Ioteq” name to Licensor.

d.     Research and Development. During the Term, Licensee shall have the exclusive right (but not the obligation) to conduct research and development activities, and pursue regulatory approval, clinical trials, and all other work necessary to develop, improve, enhance and commercialize the Licensed Products and Licensed Processes within the Field of Use in the Territory. In connection with such potential efforts by Licensee after the transition of Section 3 is complete, Licensee may consult with Licensor, and Licensor shall make appropriate personnel available for reasonable telephone and other informal consultations, but shall not, among other things, obligate Licensor personnel to travel, spend a minimum number of hours or engage technical personnel in research or clinical projects, all of which services (“Additional Services”) may be requested by Licensee and shall be subject of further negotiation by the Parties including provisions for appropriate consideration therefor at the hourly rate of US$95.00/hour and with reimbursement at cost of any direct expense incurred by Licensor at Licensee’s request. Licensee shall keep Licensor reasonably informed as to any research and development activities, regulatory approvals, clinical trials, and other work undertaken by Licensee or any other party authorized by Licensee to develop, improve and/or enhance the Licensed Products and Licensed Processes. Upon Licensor’s request, Licensee may permit Licensor to conduct research and development activities, regulatory approvals, clinical trials, and other work to develop, improve and/or enhance the Intellectual Property, Licensed Products and Licensed Processes, and Licensor shall keep Licensee reasonably informed as to any of such activities. Subject to Section 10(a), in the event that either Licensee or Licensor, or the two of them jointly, or any other party, improves or enhances the Licensed Products and/or Licensed Processes in any way, such improvements and enhancements shall be deemed to be part of the Intellectual Property that is licensed to Licensee hereunder, and Licensee shall have the right to utilize, market, sell and otherwise benefit from such improvements and enhancements on the terms set forth herein as if such improvements and enhancements were part of the Intellectual Property on the Effective Date.

e.     No Contrary Licenses. During the Term of this Agreement Licensor shall not enter into any licenses, sublicenses or other agreements or arrangements of any kind with any party which allow for, permits or facilitates the commercial or non-commercial use of the Intellectual Property, the Proprietary Property, the Licensed Processes and/or the Licensed Products, or any of them, or any variations thereof, in the Fields of Use in any portion of the Territory, nor shall Licensor directly or indirectly do any of the foregoing on its own behalf. The covenants of Licensor hereunder are material consideration to Licensee in entering into this Agreement and Licensee would not have agreed to the terms hereof in the absence of these promises. Without limiting any other rights and remedies available to Licensee for Licensor’s breach of this Agreement, Licensee shall have the right to obtain injunctive relief as appropriate to enforce this provision, without the posting of a bond or other security therefor.

3.	Licensor Obligations. Licensor shall promptly:

a.

Provide to Licensee three assembled and operating Isan units, plus any spare parts that may be in current inventory, Licensee to pay any shipping and import fees, if required. The Parties acknowledge that this was accomplished between the Effective Date and the Execution Date of this Agreement.

b.

Upon request of Licensee, consult with Licensee to the best of Licensor’s ability (including providing information and engineering support) regarding the technical, regulatory, marketing, and engineering aspects of the Isan System, Proprietary Property and Intellectual Property, sufficient to transfer existing knowledge to Licensee.

c.

Provide to Licensee copies of all CAD/CAM files, drawings, bills of materials, instructions, manufacturer specs, design notes, and any other information necessary to build, quote parts and design elements, and deliver working Isan units into the field.

d.	Provide to Licensee copies of all Patents, Patent applications, Proprietary Property and the Intellectual Property.

e.	Provide to Licensee copies of all documentation related to regulatory applications and approvals in Australia and New Zealand, including supporting science.

f.

Provide to Licensee copies of all customer history files, case studies, notes, recommendations, and similar materials that will assist Licensee in better understanding of Isan System set-up and implementation for specific applications (both non-custom and custom).

g.	Provide to Licensee all other advice, information, or materials, available to Licensor, that will assist Licensee in its efforts to commercialize the Isan System.

 4.           Royalty and Payments. In consideration of the License granted to Licensee, and subject to the other terms and conditions set forth in this Agreement, Licensee shall pay to Licensor each of the following royalties and payments:

a.     Initial License Fee. After the Effective Date but prior to the Execution Date, Licensee has paid in full to Licensor a onetime fee (the “Initial License Fee”) of $100,000, in good and immediately collectable funds. The Initial License Fee is fully earned by Licensor upon the Execution Date, and is non-refundable after such time. The Initial License Fee shall be credited to Royalties, Sublicense Fees, or any other fees due pursuant to this Agreement from the inception of the Agreement through June 30, 2016. After June 30, 2016, the Initial License Fee, or any portion thereof, shall not be credited to Royalty, Minimum Payments, Sublicense Fees, or any other fees due hereunder.

b.     Royalty. Commencing upon the Execution Date and during the Term of this Agreement, Licensee shall pay to Licensor ten percent (10%) of Licensee’s Net Sales Revenue as an ongoing royalty fee (the “Royalty”). Each Royalty shall be paid in good and immediately collectible funds, and paid quarterly in arrears within thirty (30) days after the end of each calendar quarter.

5.	Sublicensing.

a.     Right to Sublicense. Subject to the conditions and payment of fees set forth in this Agreement, Licensee may enter into commercially reasonable agreements with third parties granting said third parties any of the rights granted to Licensee pursuant to this Agreement within the Territory and Field of Use, including without limitation pre-license or product development agreements, or agreements to sublicense the Patents within the Territory or Field of Use (each, a “Sublicense Agreement”). For each such Sublicense Agreement, Licensee shall pay to Licensor a portion of the income generated from such agreement, as set forth in Section 5(b) below.

b.     Sublicensing Fees. If Licensee enters into a Sublicense Agreement pursuant to this Section, Licensee shall pay to Licensor a sublicense fee (each, a “Sublicensing Fee”) equal to forty percent (40%) of any net sublicense fees, royalties and other payments, less all direct expenses related to the sublicense of the Isan System or Patents, received by Licensee, or any affiliate of Licensee, from any party, under such Sublicense Agreement. No Royalty Fee shall be due from Licensee or any third party for which a Sublicensing Fee is due. Each Sublicensing Fee shall be paid in good and immediately collectible funds, and paid quarterly in arrears within thirty (30) days after the end of each calendar quarter.

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7.            Minimum Payments. For so long during the Term that Licensee’s License is “exclusive,” Licensee shall pay to Licensor a minimum amount (each, a “Minimum Payment”) of: zero due through June 30, 2016; from July 1, 2016, through June 30, 2017, $50,000 per quarter; from July 1, 2017, through June 30, 2018, 75,000 per quarter; from July 1, 2018, and each quarter thereafter, $100,000 per quarter. Each such Minimum Payment shall be paid within thirty (30) days after the last day of each calendar quarter, in arrears, beginning the quarter ending September 30, 2016, and shall be offset by any Royalty fees and Sublicensing Fees paid to Licensor for such quarter.

a.     Licensee’s failure to pay within thirty (30) days of receipt of written notice from Licensor of Licensee’s failure to timely pay the Minimum Payment due for any four (4) consecutive quarters (a “Minimum Payment Default”) shall automatically modify, without further notice or action on the part of Licensor, the terms of the License such that the License shall no longer provide Licensee the “exclusive” rights granted hereunder. Any such Minimum Payment Default shall not relieve Licensee of its obligation to pay in full the Minimum Payment or any other fees or royalties created herein, which shall remain due and payable to Licensor.

8.            License Term; Options to Extend Term; Early Termination. Subject to early termination, including Licensee’s right to terminate the Agreement set forth below, the term of this Agreement (the “Term”) shall expire on the later to occur of (i) the tenth (10th) anniversary of the Execution Date or (ii) when the last Patent hereunder is invalidated, terminates or expires; provided that the Agreement shall automatically renew for additional ten year periods, unless either Party gives one year notice prior to the expiration of any Term. Notwithstanding anything to the contrary contained elsewhere in this Agreement, if at any time during the Term Licensee determines that it does not wish to continue the License, (e.g., if Licensee determines that continuation of this License will not be, or is no longer, economically viable), Licensee shall have the right to terminate this Agreement upon not less than ninety (90) days advance written notice to Licensor, in which case Licensee shall be responsible for the Royalty fee, Sublicense Fee, or Minimum Payment, as applicable, otherwise due hereunder through the termination of the Agreement, with such amounts being prorated as appropriate for any partial quarter during which the Agreement ends, and Licensee shall have no further obligation hereunder. Further, and notwithstanding anything to the contrary contained elsewhere in this Agreement, upon termination of this Agreement the Parties shall remain entitled to receive their respective compensation due hereunder through the date of such termination, whether or not such payments have yet been made or received, as applicable, and this Agreement shall remain in effect and be enforceable following such termination as necessary to ensure that any such unpaid compensation is received and paid as required hereunder.

9.            Reporting.

a.     Books and Records. Licensee shall keep full and accurate books of account using generally accepted accounting principles (GAAP) showing the amount of Net Sales Revenue and resulting Royalties and Sublicense Fees due pursuant to this Agreement. These books of account shall be kept at Licensee’s place of business and shall be subject to audit in accordance with Section 9(d).

b.     Royalty Report. Not later than thirty (30) days after the end of each calendar quarter of each year (each calendar quarter is a “Reporting Period”), Licensee shall deliver to Licensor a true and accurate report (a “Royalty Report”), giving particulars of the business conducted by Licensee during the preceding Reporting Period as are relevant to an accounting for Royalties and Sublicense Fees due under this Agreement. The Royalty Report shall include the following at a minimum: (i) the quantity of Licensed Products sold by Licensee; (ii) the revenues arising from sales of Licensed Products; (iii) the calculated Royalty due to Licensor; and (iv) revenues generated by any Sublicense Agreements, identifying the sublicensee, the amount, and the basis of the calculations. Simultaneously with the delivery of each Royalty Report, Licensee shall pay to Licensor the applicable Royalty and Sublicense Fees due, and any Minimum Payment due after crediting such Royalty and Sublicense Fees, as set forth in Paragraphs 4(b), 5(b) and 7 above.

c.     Licensor’s Audit Rights. Not more than once per calendar year, Licensor shall be entitled, upon not less than ten (10) business days written notice to Licensee, and during business hours at Licensee’s office or such other place as Licensee shall designate within the state of California, to inspect and examine those books and records of Licensee relating to the determination of Royalty or Sublicense Fees set forth in any Royalty Report(s) delivered within the prior calendar year (the “Audit Period”). The inspection of Licensee’s records shall be performed by a licensed public accounting firm acceptable to Licensee (a “Qualified Firm”). The examination must be conducted within thirty (30) days of such books and records being made available to Licensor (“Examination Period”). The Qualified Firm shall prepare a report indicating the results of the review (the “Audit Report”) and the Qualified Firm shall provide the Audit Report to both Licensor and Licensee. If the Audit Report discloses that the amount of Royalties or Sublicense Fees reported to Licensor was less than the actual Royalties or Sublicense Fees owed, Licensee shall pay to Licensor the deficiency, unless Licensee disputes the Report within thirty (30) days after the receipt of the Report. Conversely, if the Audit Report discloses that the amount of Royalties or Sublicense Fees reported and paid to Licensor was greater than the actual Royalty fees owed, Licensor shall refund to Licensee the overpayment (and Licensee shall be entitled to offset such overpayment against the next Royalty fees due), unless Licensor disputes the Report within thirty (30) days after the receipt of the Report. If either Party disputes the Report within this thirty (30) day period, Licensee and Licensor shall agree upon another accounting firm to review and verify the Royalties and Sublicense Fees, and provide the results thereof to Licensee and Licensor (the “Reconciliation Audit”) and the determination as set forth in the Reconciliation Audit shall be binding upon Licensee and Licensor. All costs and expenses of the auditor generating the Audit Report shall be paid by Licensor unless the audit shows that Licensee understated Royalties and Sublicense Fees in the Royalty Report by more than five percent (5%), in which case Licensee shall pay the costs and expenses of such audit. Notwithstanding the foregoing, in the event the Reconciliation Audit is performed, Licensee and Licensor shall each pay one-half (1/2) of the cost of the Reconciliation Audit. The exercise by Licensor of its audit rights hereunder shall not relieve Licensee of its obligations to pay prior to the request for and inspection and examination of Licensee’s books and records or permit Licensor the right to audit any other sums with the exception of the amounts set forth in the Royalty Report. If Licensor does not elect to exercise its rights to audit during the Audit Period, and/or does not elect to examine the books and records during the Examination Period, then Licensee’s Royalty Report shall conclusively be deemed to be correct and Licensor shall be bound by Licensee's determination. Additionally, Licensor agrees and acknowledges that the audit right as set forth herein and the review of books and records shall be confidential and, with the exception of Licensor’s auditors, Licensor may not disclose or discuss the audit or the results of the audit to any other parties.

10.           Intellectual Property Ownership; Related Actions.

a.     Improvements. Ownership of all inventions and discoveries by Licensor or Licensee or jointly, relating to, deriving from, or enhancing or improving upon any technology or claims embodied in any of the Patents, the Proprietary Property, the Licensed Products or the Licensed Processes, whether discovered or developed in connection with any of the research and development activities conducted hereunder, or otherwise (each, a “New Invention”), shall become (i) the sole property of Licensor if developed solely by Licensor, (ii) the joint property of Licensor and Licensee if developed jointly by Licensor and Licensee, or (iii) the sole property of Licensee if developed solely by Licensee, with New Inventions under clauses (i) and (ii) and patents related thereto subject to the rights granted to Licensee by the License. Any such New Invention and resulting patents under clauses (i) and (ii) above shall automatically become part of this License, resulting in no additional payments or change in the terms of the License, but shall not absolve Licensee of any duty or obligation to pay Royalties to Licensor for the original license of Proprietary Property. Licensee shall cause each and every one of its officers and employees having access to, contact with, or otherwise employed in any manner with the Intellectual Property, to keep such information confidential and to refrain from disclosing same except as is necessary or appropriate in connection with Licensee’s business activities contemplated by this Agreement. Each Party shall assist the other Party in obtaining and perfecting any new intellectual property rights in any such New Invention in accordance with this Section by causing its employees and officers to sign and execute such legal documents as the owning Party determines is necessary for protection of any such New Inventions. Any costs to obtain patent protection agreed to by Licensee for a New Invention shall be borne solely by Licensee for so long as Licensee’s License hereunder is “exclusive” to Licensee.

b.     Defense of Intellectual Property. For so long as Licensee’s License hereunder is “exclusive” to Licensee, Licensee shall have the right to defend or settle any actions or claims brought by third parties challenging the Intellectual Property; provided that if Licensor reasonably believes that such defense or settlement will reduce the value or strength of Licensor's Intellectual Property, then Licensor shall notify Licensee in writing of same and if the Parties do not agree on the defense or settlement strategy taken by Licensee, then Licensor shall assume the defense and settlement of such actions or claims, with any defense or settlement to be approved by Licensee. The defending Party shall have the sole discretion and control with respect to any settlement or defense against any litigation against the validity of the Patents and shall pay all expenses of all actions that it takes pursuant to this Section, including without limitation attorneys’ fees. The Parties shall reasonably cooperate with one another (including executing reasonably necessary documentation) in order to assist the defending Party in such efforts. The non-defending Party shall have the right to be kept informed of the status and progress of all such actions.

c.     Third Party Infringement. Licensee shall have the exclusive right, sole discretion and absolute authority to assert Patent and Intellectual Property rights against any third party (each, a “Third Party Infringement Action”), which Licensee shall have no obligation to do, and the sole and exclusive right to select counsel and control and direct the assertion of all rights and the prosecution of all such actions brought by Licensee. In any such action initiated by Licensee, (i) Licensee shall pay all the expenses of such actions including without limitation attorneys’ fees, (ii) Licensor shall reasonably cooperate with Licensee (including executing reasonably necessary documentation) in order to assist Licensee in such efforts so that Licensee can enjoy the benefits of this Agreement, and (iii) if a party to such action challenges the validity of the Patents or Intellectual Property rights, Licensee shall have the right to control and direct the assertion of such defense of the Intellectual Property, including the selection of counsel; provided that if Licensor reasonably believes that such defense or settlement will reduce the value or strength of Licensor's Intellectual Property, then Licensor shall notify Licensee in writing of same and if the Parties do not agree on the defense or settlement strategy taken by Licensee, then Licensor shall assume the defense and settlement of such actions or claims, with any defense or settlement to be approved by Licensee.

d.     If Licensee takes or defends any legal action to protect or preserve the Intellectual Property, then, in addition to all other remedies available to Licensee as a result thereof, Licensee shall be permitted to offset against the next sums due to Licensor from Licensee hereunder the actual costs incurred by Licensee in the taking of such legal action, including, without limitation, actual attorneys fees, court and litigation costs, expert witness fees and costs of appeal, if any, up to a maximum of 50% of any next sums due to Licensor, subject to the following condition precedent to such obligation: the amounts due to Licensor for the calendar quarter from Royalties and Sublicensing Fees equal or exceed $125,000. Licensor shall have the right to be kept informed of the status and progress of all such actions by Licensee pursuant to this Section.

e.     Any recoveries or settlement fees received from suits or settlements involving an action initiated or defended pursuant to this section or agreed to shall be paid: (i) first, to Party(ies) that incurred the cost of such action (including to Licensor to the extent Royalties and Sublicensing Fees were offset pursuant to Section 10(d)) as reimbursement for the expenses of such action, including without limitation attorneys’ fees,; and (ii) the balance (if any) to the Parties , for each Party’s own use and benefit, in the absence of an allocation agreed to by the Parties or determined by a court or arbiter, to be allocated between the Parties on an equitable basis as appropriate in order to compensate each of them for their respective and proportionate loss.

11.          Marking of Patents. All Licensed Products, including those produced pursuant to the rights granted in any Sublicense Agreement, shall have appropriate patent marking, such as “Patent Pending” or reference to specific issued patents covering the Licensed Products, pursuant to and in conformance with the guidelines issued from time to time by Licensor and provided to Licensee within a reasonable time before any changed guidelines take effect. Licensee shall consult with and obtain the written approval of Licensor with respect to any such patent marking. The Parties shall impose the patent marking obligations of this Section on all Sublicense Agreements.

12.          Insurance Requirements. Licensee shall maintain, at Licensee’s expense, during the period that any Licensed Product is made, used, sold or otherwise made available by Licensee to others pursuant to this Agreement, Comprehensive Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier(s) to cover the activities of Licensee contemplated by this Agreement for minimum limits of one million dollars ($1,000,000.00) per occurrence. Such insurance shall name Licensor as an additional insured. Licensee shall furnish a Certificate of Insurance, upon request, evidencing such coverage with thirty (30) days of written notice of cancellation or material change to Licensor. Licensee shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement. All such liability insurance policies shall be written as primary policies not contributing with and not in excess of coverage which Licensor may carry.

13.          Events of Default and Termination.

a.     This Agreement shall terminate automatically upon the earliest to occur of the following:

i.     Licensee voluntarily files a petition, or has an involuntary petition filed against it, under the Bankruptcy Act; or enters into any voluntary assignment for the benefit of its creditors; or appoints, or has appointed on its behalf, a receiver, liquidator or trustee of or with respect to substantially all of its property or assets, which petition, assignment or appointment is not dismissed, terminated or resolved within ninety (90) days following the commencement thereof;

ii.     The expiration of the Term (as may be extended from time-to-time); or

iii.     The termination of this Agreement due to an Event of Default in accordance with the following.

b.     The following shall be considered an “Event of Default” by Licensee:

i.     Licensee’s fourth (4th) failure to pay the Minimum Payment (to the extent applicable) due within 30 days after receipt of written notice of failure to timely pay by of the due date;

ii.     Without regard to the Minimum Payment due for a particular Reporting Period, Licensee’s failure to pay to Licensor during a particular Reporting Period an amount equal to at least the sum of the Royalty fees due for such Reporting Period within thirty (30) days of the due date;

iii.     Licensee’s failure to deliver to Licensor the Royalty Report due for a Reporting Period within 30 days of the due date;

iv.     Licensee’s assignment of this Agreement in violation of the terms set forth;

v.     Licensee’s failure to maintain appropriate insurance pursuant to the terms set forth; and,

vi.     Licensee’s material breach of any other provision of this Agreement.

c.     The following shall be considered an “Event of Default” by Licensor:

i.     Licensor’s grant of a license of the Intellectual Property to a third party in the Field of Use in the Territory during the Term;

ii.     Licensor’s loss of any Patent rights;

iii.     Licensor’s failure to pay any necessary fees for the continuation of the Patents;

iv.     Licensor voluntarily files a petition, or has an involuntary petition filed against it, under the Bankruptcy Act; or enters into any voluntary assignment for the benefit of its creditors; or appoints, or has appointed on its behalf, a receiver, liquidator or trustee of or with respect to substantially all of its property or assets, which petition, assignment or appointment is not dismissed, terminated or resolved within ninety (90) days following the commencement thereof; and

v.     Licensor’s material breach of any other provision of this Agreement.

d.     Upon an Event of Default by either Party, the non-breaching Party may, at its sole option, provide written notice to the breaching Party of such Event of Default (a “Default Notice”), which Default Notice shall specify in reasonable detail the nature of the alleged Event of Default and the actions that must be reasonably taken by the breaching Party to cure same. The breaching Party shall have a period of thirty (30) days’ following receipt of the Default Notice (the “Grace Period”) to cure such Event of Default, and no actions shall be taken, or remedies sought or obtained, by the non-breaching Party as a result of such Event of Default unless the Grace Period has expired without such Event of Default having been cured. Notwithstanding the foregoing, if the Event of Default is of a nature that cannot be reasonably cured within thirty (30) days, then provided the defaulting Party commences such cure within said thirty (30) day period and thereafter diligently pursues such cure, the Grace Period shall be extended as reasonably necessary to allow such cure.

e.     In the case of an Event of Default by Licensee which is not cured within the applicable Grace Period, Licensor shall have the right, as its sole recourse and remedy against Licensee (but without limiting the indemnity provisions), to terminate this Agreement by written notice to Licensee and to recover all Royalty fees and Sublicensing Fees (including the Minimum Payments, if applicable) due through the termination hereof, and Licensor shall be entitled to enforce the termination provisions.

f.     In the case of an Event of Default by Licensor which is not cured within the applicable Grace Period, Licensee shall have the right, as its sole recourse and remedies against Licensor (but without limiting the indemnity provisions), to (i) terminate this Agreement by written notice to Licensor and to recover all damages incurred by Licensee as a result thereof, or (ii) keep this Agreement in effect in accordance with its terms, recover damages incurred by Licensee as a result of Licensor’s default, and seek and obtain injunctive and other equitable relief (including specific performance) as appropriate in order for Licensee to receive the benefits of this Agreement. The foregoing remedies shall, as applicable and appropriate, be cumulative and not exclusive.

14.          Obligations and Rights Upon Termination.

a.     Upon termination of this Agreement for any reason, Licensee shall:

i.     Use commercially reasonable efforts to promptly return to Licensor all technical writings, business writings, materials, samples, data, drafts, proposals, sales information, business information and all other materials transferred and created during the Term of this Agreement, retaining a confidential copy of this Agreement (and such materials shall be returned on an “AS-IS” basis without any representation or warranty as to the accuracy or usefulness thereof);

ii.     Immediately stop all business, sales, marketing, publication, public disclosure, research and development on technology within the claims of the then-valid Patents;

iii.     Notwithstanding anything to the contrary contained elsewhere in this Agreement, have the right to continue any then-current customer agreements and Sublicense Agreements associated with the Intellectual Property for the remaining terms of such agreements in accordance with the terms of this Agreement as if this Agreement had not been terminated, with all proceeds thereof being deemed either Net Sales Revenue and with Licensor being entitled to a Royalty fee therein or Sublicensing Fees, as applicable, in accordance with the terms of this Agreement; and,

iv.     Notwithstanding anything to the contrary contained elsewhere in this Agreement, have the right during the ninety (90) day period following termination of this Agreement to enter into customer agreements or Sublicense Agreements for all remaining inventory owned or controlled by Licensee associated with the Intellectual Property in accordance with the terms of this Agreement as if this Agreement had not been terminated, with all proceeds thereof being deemed either Net Sales Revenue and with Licensor being entitled to a Royalty fee therein or Sublicensing Fees, as applicable, in accordance with the terms of this Agreement.

b.     Upon termination of this Agreement, Licensor shall have no obligation to refund any payment or fee made to it or received by it under any provision of this Agreement, regardless of purpose unless there is a bona fide dispute between with the Parties with respect to such payments or fees.

15.           Representations, Warranties and Covenants of Licensor. Each member of Licensor represents, warrants and covenants to Licensee as follows as of the Execution Date, the Effective Date and, if applicable, during the Term:

a.     Licensor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is qualified to do business in all jurisdictions to which this License applies, and has all requisite power and authority to own, lease and operate its property and to carry on its business as now being conducted.

b.     Licensor has full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of Licensor. This Agreement has been duly executed and delivered by Licensor and, assuming this Agreement is duly executed and delivered by Licensee, constitutes a valid and legally binding obligation of Licensor enforceable against Licensor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies.

c.     The execution and delivery by Licensor of this Agreement do not, and compliance by Licensor with the provisions of this Agreement will not, conflict with or result in a breach or default under any of the terms, conditions or provisions of any contract, agreement, arrangement or order of court to which it is a party or otherwise bound or violate any provision of law to which Licensor is subject.

d.     Licensor has obtained all authorizations, registrations, approvals and permits required by any governmental body or under any governmental legislation in connection with Licensor's entry into, and performance of, this Agreement.

e.     The Patents are properly filed with the appropriate Patent Office and are valid and enforceable, as indicated on the attached schedule. The Patents indicated on the attached schedule constitute all of the patent applications and patents relating to the Isan System (including, without limitation, all provisional applications, divisional applications, continuation applications and modifications). Licensor has the exclusive good, valid and marketable title to the Patents, Proprietary Property and Intellectual Property sufficient to convey and grant the License hereunder and to convey the rights and benefits of the Patents, Proprietary Property and Intellectual Property to Licensee on the terms contained herein without the need for further consent or approval of any party.

f.     There are no actual, outstanding or threatened claims against, claims of infringement with respect to, or challenges to, the Patents, Proprietary Property or Intellectual Property or the right of Licensor to use or to license the Patents, Proprietary Property or Intellectual Property to Licensee by any third parties, and to the best knowledge of Licensor there are no facts or circumstances existing as of the Effective Date or the Execution Date that would give rise to any such claim or challenge in the future.

g.     The exercise by Licensee of the rights granted hereunder will not infringe upon any intellectual property rights of any person, including, without limitation, patent rights, trademarks or service marks, nor give rise to the obligation of Licensee to pay any sums to any third party.

h.     There is no pending or, to the best knowledge of Licensor, threatened action (or basis for any action) to which Licensor is a party or involving any of the Patents, Proprietary Property or Intellectual Property or which could materially affect Licensor's ability to execute and deliver this Agreement, to perform its obligations contemplated hereby, or which would have a material effect upon Licensee's ability to enjoy and retain the benefits of this Agreement during the Term.

i.     Licensor shall immediately notify Licensee in writing as to any circumstance that could result in the impairment, invalidation or termination of any of the Patents, Proprietary Property or Intellectual Property or the ability of Licensee to utilize the Patents, Proprietary Property or Intellectual Property as contemplated in this Agreement, including, without limitation, any claims that the Patents, Proprietary Property or Intellectual Property or any use thereof infringes upon the intellectual property rights of others. Licensor shall not voluntary undertake, consent to, or permit any actions or course of conduct by any party that would result in the impairment, invalidation or termination of the Patents, Proprietary Property or Intellectual Property rights licensed to Licensee hereunder.

j.     EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, CONSULTANTS AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF THE CLAIMS OF ANY PATENTS ON THE TECHNOLOGY ISSUED OR PENDING, OR FREEDOM OF A PRODUCT THAT EMBODIES TECHNOLOGY FROM INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. IN NO EVENT SHALL LICENSOR, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, WHETHER LICENSOR SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. LICENSOR REPRESENTS AND WARRANTS IN RESPECT TO THE PATENTS, PROPRIETARY PROPERTY AND INTELLECTUAL PROPERTY THAT IT HAS LEGAL RIGHT TO EXTEND THE RIGHTS TO LICENSEE, AND THAT IT HAS NOT MADE AND WILL NOT MAKE ANY COMMITMENTS TO OTHERS INCONSISTENT WITH OR IN DEROGATION OF SUCH RIGHTS.

16.           Representations and Warranties of Licensee. Licensee represents and warrants to Licensor as follows:

a.     Licensee is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its property and to carry on its business as now being conducted.

b.     Licensee has full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of Licensee. This Agreement has been duly executed and delivered by Licensee and, assuming this Agreement is duly executed and delivered by Licensor, constitutes a valid and legally binding obligation of Licensee enforceable against Licensee in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies.

c.     The execution and delivery by Licensee of this Agreement do not, and compliance by Licensee with the provisions of this Agreement will not, conflict with or result in a breach or default under any of the terms, conditions or provisions of any contract, agreement, arrangement or order of court to which Licensee is a party or otherwise bound.

d.     EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSEE, ITS DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, CONSULTANTS AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF THE CLAIMS OF ANY PATENTS ON THE TECHNOLOGY ISSUED OR PENDING, OR FREEDOM OF A PRODUCT THAT EMBODIES TECHNOLOGY FROM INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. IN NO EVENT SHALL LICENSEE, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, WHETHER LICENSEE SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

17.          Confidentiality. From time to time, so long as this Agreement should be in force or effect, Licensor and Licensee shall execute such non-disclosure agreements as the other Party may reasonably request from time-to-time in a form and substance reasonably agreed to by the Parties and in all cases on terms consistent with this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Licensee shall not be liable for, and shall not be required to sign a non-disclosure agreement that prohibits or restricts, a disclosure of proprietary information of Licensor if the information so disclosed: (i) was in the public domain at the time of disclosure without breach of this Agreement; (ii) was known to or contained in the records of Licensee from a source other than Licensor at the time of disclosure by Licensor to Licensee and can be so demonstrated; (iii) was independently developed and is so demonstrated promptly upon receipt of the documentation and technology by Licensee; (iv) becomes known to Licensee from a source other than Licensor without breach of this Agreement by Licensee and can be so demonstrated; (v) must be disclosed pursuant to a contract or subcontract with a governmental agency in order to obtain/retain a procurement contract; (vi) was disclosed pursuant to court order, subpoena or as otherwise compelled by law; or (vii) was otherwise necessary or appropriate in connection with the furthering of Licensee’s business activities permitted by this License.

18.           Indemnification.

a.     Licensor Indemnification. Licensor shall defend (with counsel reasonably acceptable to Licensee), indemnify and hold harmless Licensee and each of its officers, directors, employees, agents and affiliates, and each of their successors and assigns (collectively, the “Licensee Indemnified Parties”) from and against any damages, claims, lawsuits, causes of action, liabilities, costs, obligations and expenses (including reasonable attorneys’ fees and court costs) arising out of any breach of its representations or warranties or any claim or allegation (whether or not proven) by any third party that the Patents, Proprietary Property or Intellectual Property or Licensee’s use of the Patents, Proprietary Property or Intellectual Property pursuant to this Agreement, including, without limitation, the marketing, sale and/or distribution of the Licensed Products and the Licensed Processes in any Field of Use in the Territory, infringes upon or violates an intellectual property right or represents a misappropriation of a trade secret of a third party; provided, however, that: (i) Licensee shall have promptly provided Licensor with written notice thereof and reasonable cooperation, information, and assistance in connection therewith; (ii) Licensor shall have sole control and authority with respect to the defense, settlement, or compromise thereof (provided in all cases Licensor shall act reasonably in good faith and in the best interests of Licensee, and Licensor shall not take any actions or enter into any settlements or other arrangements that impose any obligations or liabilities, financial or otherwise, upon Licensee without Licensee's prior written consent); (iii) this indemnity shall not apply to the extent such damage, liability, cost or expense results solely from, or is caused solely by, an intentional tortuous act or the gross negligence of Licensee; and (iv) this indemnity shall not apply to the extent such damage, liability, cost or expense results solely from any modifications to the Intellectual Property, Licensed Products, and/or Licensed Processes made solely by Licensee, unless such modifications have received written approval by Licensor. Licensee shall have the right to be kept informed of the status and progress of all such actions undertaken by Licensor pursuant to this Section and to participate in any such actions.

b.     Licensee Indemnification. Licensee shall defend (with counsel reasonably acceptable to Licensor), indemnify and hold harmless Licensor and each of its officers, directors, employees, agents and affiliates, and each of their successors and assigns (collectively, the “Licensor Indemnified Parties”) from and against any damages, claims, lawsuits, causes of action, liabilities, costs, obligations and expenses (including reasonable attorneys’ fees and court costs) arising out of any breach of its representations or warranties or any claim or allegation by any third party relating to the commercial sale and/or use, clinical or otherwise, of the Licensed Products or Licensed Processes by Licensee, its sublicensees, or any customers of any of them in any manner whatsoever; provided, however, that: (i) Licensor shall have promptly provided Licensee with written notice thereof and reasonable cooperation, information, and assistance in connection therewith; (ii) Licensee shall have sole control and authority with respect to the defense, settlement, or compromise thereof (provided in all cases Licensee shall act reasonably in good faith and in the best interests of Licensor, and Licensee shall not take any actions or enter into any settlements or other arrangements that impose any obligations or liabilities, financial or otherwise, upon Licensor without Licensor's prior written consent); (iii) this indemnity shall not apply to the extent such damage, liability, cost or expense results solely from, or is caused solely by, an intentional tortuous act or the gross negligence of Licensor; and (iv) this indemnity shall not apply with respect to items covered by Licensor’s indemnity obligations to Licensee. Licensor shall have the right to be kept informed of the status and progress of all such actions undertaken by Licensee pursuant to this Section and to participate in any such actions.

19.          Right of First Refusal. Each Party hereby grants the other Party first right of refusal to match any offer to purchase that Party’s right in the Intellectual Property. If a Party (the selling Party) receives an offer for the acquisition of that Party’s right in the Intellectual Property from a third party, it shall notify the other Party (the non-selling Party) of such third party offer, and it shall offer the other Party the same terms and conditions for such acquisition. If the non-selling Party determines not to acquire such rights in the Intellectual Property, or if the Parties are unable to complete such acquisition in good faith within ten (10) business days of the selling Party’s delivery of the terms and conditions to the non-selling Party, then the selling Party may pursue the sale to the third party. If the third party does not complete the acquisition, then the provisions in this Section will continue to repeat.

20.          General Provisions.

a.     Notices. All Notices, requests and other communications that a Party is required or elects to deliver shall be in writing and shall be delivered personally, or by facsimile, or by a recognized overnight courier service, to the other Party at its address set forth below or to such other address as such Party may designate by notice given pursuant to this Section:

If to Licensor:       BioLargo, Inc.

3500 W. Garry Ave.

Santa Ana, CA 92704

Facsimile: (949) 625-9819

If to Licensee:      Clarion Water

3530 W. Garry Ave.

Santa Ana, CA 92704

Facsimile: (714) 352-2302

All such notices, requests and other communications will: (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery; (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation; and (iii) if delivered by messenger or courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such messenger or courier or upon receipt. A Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto.

b.     Publicity. Except as is otherwise necessary or appropriate in connection with the furthering of Licensee’s business activities permitted by this Agreement, neither Party shall issue any public announcement regarding this Agreement, or which contains the name of the other Party, without giving prior reasonable notice to the other Party, and receiving written approval thereon which shall not be unreasonably withheld or delayed; provided, however, that (i) a Party may withhold its approval in its sole and absolute discretion and (ii) written approval from a Party shall not be required for any disclosures that are required or which counsel advises are required by applicable law, including without limitation Federal securities laws, in which instance, the announcing Party shall so notify the other Party as reasonably promptly as commercially possible.

c.     Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the Parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein and shall be of no further force or effect.

d.     Waiver and Amendment. No provision of this Agreement may be waived unless in writing signed by all the Parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all the Parties to this Agreement.

e.     Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

f.     Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

g.     Costs and Attorneys Fees. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default or breach by any Party under this Agreement, the prevailing Party shall be entitled to recover all of such Party’s reasonable attorneys’ fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom.

h.     Rights Cumulative. Except as expressly provided to the contrary elsewhere in this Agreement, no right granted to the Parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

i.     Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

j.     Force Majeure. If any Party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations due to causes or events beyond its control (financial inability excepted), including, without limitation, acts of God, fire, flood, war, terrorism, earthquake, strike or other labor problem, injunction or other legal restraint, present or future law, governmental order, rule or regulation, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or nonperformance.

k.     Assignment and Transfers. Neither Party may assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, except in the event of a merger, reorganization or sale of all or substantially all of a Party’s business, assets or equity. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

l.     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

m.     Qualification; Authority. Each individual executing this Agreement on behalf of a partnership, corporation, limited liability company or as trustee of a trust represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of such entity (and that no additional signatures on behalf of such entity are required in order for this Agreement to be binding). Upon request of either Party, the other Party agrees to deliver such documents reasonably necessary to evidence the foregoing.

n.     No Partnership. Nothing contained herein shall create or be deemed to have created a partnership or joint venture of any kind between the Parties, or the relationship of principal and agent between the Parties.

o.     Further Assurances. The Parties shall undertake such additional and further actions, and execute such additional documents and instruments, as may be reasonably necessary or appropriate to provide each Party with the intended benefits of this Agreement.

p.     Survival of Covenants. Sections 4, 5, 8, 9 (for one year after the final payment during the Term), 10, 14, 18 and 20 shall survive expiration of the Term.

q.     Schedules and Exhibits. All schedules and exhibits referred to in this Agreement are attached hereto and incorporated herein by this reference.

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IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the date set forth above.

Licensor BIOLARGO, INC. /s/DENNIS P. CALVERT	Licensee InsulTech Manufacturing, LLC d/b/a Clarion Water /s/THOMAS BERCAW
By: Dennis P. Calvert Title: President 8/11/2014 PETER HOLDINGS LTD. /s/JARED FRANKENSTEIN	By: Thomas Bercaw Title: President 8/12/2014
Jared Frankenstein, Director 8/11/2014

EXHIBIT "A"

Schedule of Patents/Patent Application, Ioteq IP Pty Ltd